Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated August 13, 2020, relating to the consolidated financial statements of Hexindai Inc. and Subsidiaries as of and for the year ended March 31, 2020 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding to modified retrospective adoption of ASC 842), appearing in the Annual Report on Form 20-F of Hexindai Inc. for the year ended March 31, 2020.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York
November 12, 2020